UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.    )

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AMREP CORPORATION

(Name of Registrant as Specified In Its Charter)

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August 2, 2023

To Our Owners:

During 2023, we delivered strong results in our two core businesses of land development and homebuilding, recognized a substantial income tax benefit and significantly reduced our pension liabilities with lump sum payments and an annuity purchase. Our headline financial results included $48.7 million in revenues, $6.4 million in net cash provided by operating activities and $21.8 million in net income. Highlights of the year included:

•	Core Businesses: We generated developed residential land sale revenues of $25.7 million in 2023 versus $22.0 million in 2022 and our homebuilding segment closed on the sale of 32 homes in 2023 with $16.7 million in revenues as compared to 41 homes in 2022 with $13.6 million in revenues. This excellent performance took place in an operating environment with significant inflation, rapidly rising interest rates and continued material and labor shortages and price increases. During 2023, we reduced the number and scope of our active land development projects and delayed proceeding with certain new land development projects due to market headwinds and uncertainty.

•	Commercial Property: We generated developed commercial land sale revenues of $4.8 million with sales of 3.8 acres of developed commercial land in New Mexico.

•	Other Assets: We generated other income of $1.8 million by selling our minerals and mineral rights in Brighton, Colorado.

•	Pension: We recognized a non-cash pre-tax pension settlement expense of $7.6 million due to our defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees and the transfer of nearly all remaining pension benefit liabilities to an insurance company through an annuity purchase. We did not provide any additional funds to the pension plan for these activities. As of April 30, 2023, we had $283,000 of liabilities in our pension plan and a significantly reduced administrative burden and cost related thereto.

•	Taxes: We recognized a non-cash income tax benefit of $14.1 million primarily due to a worthless stock deduction related to our former fulfillment services business. This benefit should reduce future income taxes that are payable.

•	Inventory and Investment Assets: We increased our real estate inventory and investment assets by $3.1 million in connection with the production of finished residential lots and homes and limited acquisitions of land at opportunistic pricing.

•	Cash Position: Our cash position as of April 30, 2023 was $20.0 million, which compares favorably to our historical fiscal year-end cash balances. We were able to limit our debt financing needs by relying on cash flow from operations and available cash.

We encourage you to read our annual report on Form 10-K to understand the details of these results.

AMREP CORPORATION
850 West Chester Pike, Suite 205 ● Havertown, Pennsylvania 19083

As you know, we are a small company compared to most other public companies – whether measured in terms of market capitalization, share trading volume, revenues, income, employees or board members. We have been a small company for many years and likely will continue to be one in the years to come. We have optimized our cost structure to reflect this fact and believe our size provides competitive advantages in seizing opportunities and minimizing operational risks.

One of the quirks of being a small company is that shareholders have difficulty readily acquiring and selling significant amounts of AMREP shares. For example, the average daily trading volume of our shares on the New York Stock Exchange during fiscal 2023 was approximately 7,700 shares per day – an amount too small to allow for easy entry or exit from a large investment. This inability to quickly monetize a large share position in AMREP may sometimes surprise investors, especially those that do not regularly invest in small public companies.

So, then, how do we address this structural issue over which we have no direct control but which can create a lot of noise around our stock and easily distract our management? For us, the answer is simple and clear: we are firmly committed to managing AMREP with a disciplined focus on delivering sustainable and growing profitability that will benefit long-term holders of our common stock. In so doing, we seek to avoid being sidetracked by short-term concerns that would take our eyes off the ball.

With this in mind, AMREP enters fiscal 2024 expecting continued growth in our homebuilding business and some uncertainty in our residential land development business which is dependent on the activity level of our major homebuilder customers, punctuated by opportunistic land dispositions and acquisitions. We continue to operate with the goal and strategy of being a leading New Mexico real estate company focused on sustainable long-term success and profitability through careful advance planning and meticulous project execution. Our strategy will continue to leverage our talented and highly dedicated team of employees to expand our operations through homebuilding, land development and other value-added related real estate capabilities. Our goal, strategy and operations are intended to generate strong future returns on capital and maximize per share equity value on a long-term basis.

We appreciate your continued support.

Sincerely,

Christopher V. Vitale President and Chief Executive Officer	Edward B. Cloues, II Chairman of the Board